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                                                                EXHIBIT 10.35



                            JOINT VENTURE AGREEMENT

JOINT VENTURE AGREEMENT signed on July 26,1996 and entering into effect on August 1, 1996

BY AND BETWEEN: NATIONAL TECHTEAM, INC., a company existing under and by virtue of the laws of the State of Delaware, USA, having its registered office at 22000 Garrison Avenue, Dearborn Michigan, USA, or any newly and fully owned subsidiary of NATIONAL TECHTEAM, INC.

                           hereby, validly represented by its Chief Executive Officer Mr. William F. Coyro Jr.

                           hereinafter referred to as "TechTeam".

AND: PARATEL N.V., a company existing under and by virtue of the laws of Belgium and having its statutory office at Medialaan 1, 1800
                           Vilvoorde, Belgium.

                           hereby by virtue of article 18 and 21 of its Articles of Incorporation validly represented by Mr. Vic Haenen and Mr. Jan Lamers hereinafter referred to as "Paratel"
RECITALS

R.1. TechTeam is a global provider of multi-function call center services and has significant experience in the design, development, implementation and operational management of multi-function call centers, including computer and technical training related to call center activities.

TechTeam wishes to increase its customer base and ability to deliver those services to the Pan-European market.

R.2. Paratel is an European provider of interactive voice response-based application services including direct-response television, automated consumer-orientated call centers (e.g. automated direct marketing, games and information services). Paratel has also a significant experience in using multi-lingual speech recognition tools in delivering those services.

Due to its significant experience and its technology Paratel is capable to assist TechTeam in its program to increase its customer base and ability to deliver their services, i.e. inbound and outbound and interactive telemarketing and live operator orientated call centers with a substantial added value, in the Pan-European market.

R.3. TechTeam and Paratel by a non-binding letter of intent dd. April 1, 1996 have indicated their intention to create a joint-venture company which will operate a call center entity, which will deliver inbound and outbound and interactive telemarketing and live operator orientated call centers with a substantial added value in the Pan-European market. Both parties also agree that the computer and technical training is a substantial part of those

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services.

R.4. A first step in the elaboration of their mutual intentions was the implementation of a temporary operating agreement signed dd. June 6, 1996. This operating agreement provides also that as of August 1, 1996 the joint-venture agreement should take the form of a joint-venture legal entity.

R.5. Both parties now agree to set-up the final merger-type joint-venture agreement which also includes the incorporation of a Belgian legal entity having as statutory name NATIONAL TECHTEAM EUROPE N.V., which will be used as the legal entity in which the activity of operating call centers, of which the computer and technical training is a substantial part of those services, in the Pan-European market will be implemented.

This legal entity will deliver inbound and outbound and interactive telemarketing and live operator orientated call centers with a substantial added value in the Pan-European market.

R.6. Both parties are aware that through the joint-venture entity the activities of TechTeam and Paratel will interact more and more and therefore TechTeam and Paratel in a spirit of consensus and partnership on a going-concern continuous-growth basis could decide in a later stage to implement a full integration through an exchange of shares. For the valuation rules linked to this possible full integration TechTeam and Paratel agree that it will be based upon a price/earnings ratio hereby fixed by the parties at 20. As far as TechTeam or Paratel is concerned, the earnings considered will be the accumulated net earnings during the last twelve months ending on the date of full integration.

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THE FOLLOWING HAS BEEN AGREED:

In consideration of the mutual covenants contained in this JOINT VENTURE AGREEMENT signed on July 26, 1996 and entering into effect on August 1, 1996, between TechTeam and Paratel, the parties agree as follows:

ARTICLE 7: Incorporation of a Belgian legal entity having as statutory name National TechTeam Europe N.V..

1.01 Purpose. The purpose of the joint venture company shall be to offer inbound and outbound and interactive telemarketing and live operator orientated call centers services with a substantial added value - of which the computer and technical training is a substantial part of those services - in the Benelux with a focus to the Pan-European market and to engage in all other aspects of such business and to do all other things necessary, appropriate or advisable to accomplish the purpose as set forth above.

Paratel agrees, however, that Ford Motor Company will not become a customer of National TechTeam Europe N.V., but instead will be a National TechTeam customer served in Europe exclusively by National TechTeam Inc. or one of its subsidiaries or branches.

1.02 Name. The name of the joint venture company to be incorporated by virtue of the laws of Belgium according to the terms of this Agreement shall be NATIONAL TECHTEAM EUROPE N.V. or any other name if necessary to comply with Belgian Law, as agreed on unanimously by the parties.

1.03 Form of Entity. The joint venture company shall be structured as a naamloze vennootschap (a public limited liability company) by virtue of Belgian law.

1.04 Commencement and Term. The joint venture company is incorporated for an unlimited period of time.

1.05 Statutory Office. The statutory office of the joint venture company shall be Medialaan 1, 1800 Vilvoorde, Belgium.

1.06 Statutory capital and shareholding structure: The statutory capital will amount to 40,000,000 BEF, represented by 4,000 registered shares. TechTeam will subscribe 3,001 registered shares and Paratel will subscribe 999 registered shares.

The contribution of TechTeam and Paratel shall be in cash.

However both parties agree that each shareholder at the occasion of the incorporation only has to pay in 25% of each share subscribed which implies that TechTeam has to transfer 7,502,500 BEF and Paratel 2,497,500 BEF to the blocked bank account opened with a Belgian bank in the name of National TechTeam Europe N.V. in formation.

The board of directors by a qualified majority, i.e. at least one of the director appointed as a director on the list

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submitted by the class B shareholders should co-agree with the decision, can
decide to increase the statutory capital up to 100,000,000 BEF.   The power of
the board to increase the statutory capital up to 100,000,000 BEF is, in conformity with article 33bis Section 2 of the Belgian Commercial Company Code, only valid for a period of five years.

Both parties will act as incorporators of the company and therefore will co-sign the financial plan, enclosed as Appendix 1, which provides a forecast covering the company's first two years of activity and which will be submitted to the Notary in charge of the incorporation of National TechTeam Europe N.V. in conformity with article 29ter of the Belgian Commercial Company Code.

1.07 Voting rights - dividend rights - classes of shares

Each registered share of National TechTeam Europe N.V. represents one vote.

However the 3,001 registered shares subscribed by TechTeam are qualified as class A shares and the 999 registered shares subscribed by Paratel are qualified as class B shares. The class to which the shares belongs has its significance vis-a-vis the election of the directors (see article III) and vis-a-vis the dividend rights and the rights on the liquidation-surplus (see hereunder).

Paratel and TechTeam agree that class A shares have a right to claim 70% of the dividends attributed and to claim 70% of the liquidation-surplus and class B shares have a right to claim 30% of the dividends attributed and to claim 30% of the liquidation-surplus.

Parties agree that in the bylaws of National TechTeam Europe N.V. a provision will be inserted upon first request of National TechTeam, either upon incorporation or at a later stage, which is in conformity with the Belgian company law, to the effect that the profits to be attributed to the class A shares will be systematically reserved on a special reserve account, which is preserved exclusively for the class A shares and which can only be distributed to the shareholders keeping the class A shares, upon their mere request. Parties agree that they will grant their collaboration and will give the required approval in the required meetings of the different corporate bodies of National TechTeam Europe N.V. to have such provision inserted in the bylaws.

ARTICLE II : Shareholders' Agreement

2.01 Transfer of shares to a third party. Paratel or TechTeam undertake in case they want to transfer their shares in the joint venture entity to a third party to offer those shares to the other shareholder before transferring them to a third party (the so-called right of first refusal).

In order that this right is valid vis-a-vis third parties, Paratel and TechTeam agree that the shares remain alway registered shares and that the right of first refusal will be inserted in the Deed of Incorporation and bylaws and in the abstract of the Deed of Incorporation and bylaws to be published in the Annex to the Belgian State Gazette. The modalities of the right of first refusal or preemption clause is further specified in Appendix 2, i.e. the Deed of Incorporation and the bylaws of National TechTeam Europe N.V..
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2.02  Transfer of shares to a related company

In case the shares would be transferred by Paratel or TechTeam to a related company the board of directors by a qualified majority, i.e. at least one of the director appointed as a director on the list submitted by the class B shareholders should co-agree with the decision to approve the transfer, has to approve the transfer before any transfer can take place. The board may only refuse to approve in case the related character of the acquiror of the shares vis-a-vis the transferor is doubtful or not proven. In case the board refuses to approve the transfer the potential acquiror will qualify as a third party which implies that the preemption clause (see clause 2.01) will become applicable.

This approval clause will not be applicable to a possible transfer by TechTeam of its participation in National TechTeam Europe N.V. to a new and fully owned subsidiary.

2.03  An effective transfer of shares to a third party or to a related company

In case of an effective transfer of shares to a third party or a related company in compliance with the preemption clause or the approval clause the transferor guarantees that the acquiror agrees with all the terms and modalities of this joint-venture agreement. Sufficient written evidence of such agreement will be submitted to the other party in writing prior to an effective transfer. In case the transferor has failed to fulfill one or more of these commitments he will be due to the other party an indemnity fixed at an amount of 20,000,000 BEF.

2.04  Transfer of shares between shareholders

If within this framework one shareholder informs in writing the other shareholder that he desires to terminate this agreement by application of article VI of this agreement, each of the shareholders has the right as from that moment either to offer to buy all the shares of National TechTeam Europe N.V., owned by the other shareholder or to offer to sell all its shares of National TechTeam Europe N.V. to the other shareholder.

Both shareholders are completely free to exercise this right or not, and in the affirmative, to either offer to sell their shares or to offer to buy the shares of the other shareholder (hereafter referred to as the "Offer to sell or to buy").

The price for the shares under this Offer to sell or to buy (hereafter referred to as "Price") will be based upon a price/earning ratio hereby fixed by the parties at 20.

As far as National TechTeam Europe N.V. is concerned, the earnings considered will be its accumulated net earnings during the last twelve months ending on July 31st of the year in which the one shareholder informs the other in writing the other shareholder that it wants to terminate the joint-venture agreement.

However in the event National TechTeam Europe N.V. presents an accumulated loss over the period of the last four quarters ending on July 31st of the year in which the one shareholder informs in writing the other shareholder that it wants to terminate the joint-venture agreement, the Price will be equal to the accounting value of those shares.
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The accounting value of one share is equal to the sum which results from the following calculation: The accounting net-asset value, resulting from the addition of the figures mentioned under chapter I, II, III, IV, V and VI of the liability-side of the balance sheet, which result is also mentioned under code 10/15 of the liability-side of the balance sheet, divided with the number of registered shares of National TechTeam Europe N.V.. In the determination of the Price of one share, i.e. the calculation of its accounting value, only the figures mentioned in the interim balance sheet closed on July 31st of the year in which the one shareholder informs in writing the other shareholder that it wants to terminate the joint-venture agreement, to be certified by the statutory auditor(s) of National TechTeam Europe N.V., will be taken into account.

This offer may be exercised by notice in writing given by any shareholder to the other shareholder until one month after the Price per share has been determined.

If both shareholders exercise the right to offer to buy the shares of the other shareholder, or if both shareholders exercise the right to offer to sell their shares to the other shareholder, or if none of the shareholders exercise any of those rights, then parties will have to sit together within two weeks as from the expiration of the one month period referred to in the preceding paragraph to come to a solution.

If no solution acceptable to both parties can be reached, Paratel and TechTeam agree that the event implies that it is considered that the shareholders by unanimous vote have decided to liquidate National TechTeam Europe N.V..

2.05 Change of the bylaws and Participation into the capital through a contribution in kind or in cash by another legal entity than Paratel and TechTeam

TechTeam and Paratel agree that the change of the articles 1, 2, 4, 8, 9bis, 10, 11, 12, 16, 20, 28, 34, 34bis and 36 of the bylaws of National TechTeam Europe N.V. requires the unanimous vote of the existing shareholders.

In the same field both parties agree that it may be advantageous and in the interest of the joint-venture partners to allow in the future another partner to become a participant in the joint venture company through a contribution in kind or in cash. However Paratel and TechTeam agree that the decision that a third party may participate into the statutory capital of National TechTeam Europe N.V. can only be taken with the unanimous vote of the existing shareholders.

2.06  Distribution of dividends

The shareholders' meeting can decide by majority of votes cast to distribute dividends and the board of directors has the power to distribute interim-dividends. The amount of dividend declared will be distributed as follows: 70% will be paid out to the class A shares. 30% will be paid out to the class B shares.

2.07  Nomination of a certified public accountant

The audit of the financial situation, of the annual accounts and the regularity in accordance with Belgian accounting law and company law of the transactions to be reflected in the annual accounts is charged to a
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statutory auditor (bedrijfsrevisor).

The nomination of the statutory auditor requires the unanimous vote of the existing shareholders. In case no unanimity can be reached, each shareholder may design one statutory auditor and the statutory auditors thus designated will audit the financial situation as a college.
For the first two financial years, TechTeam and Paratel agree unanimously that Arthur Andersen/Marcel Asselberghs & Co bedrijfsrevisoren will be appointed as statutory auditor.
Parties agree that, notwithstanding the appointment of a statutory auditor, each of them in their capacity as shareholders of National TechTeam Europe N.V. has an individual right of investigation and of control similar to that of a statutory auditor, in the sense of article 64 Section 2, al. 2 of the Belgian Commercial Company Code.

ARTICLE III: Management of National TechTeam Europe N.V.

Management of National TechTeam Europe N.V. is implemented by the board of directors. The overall management and control of the business and affairs of National TechTeam Europe N.V. is vested solely in its Board of Directors and National TechTeam Europe N.V. is managed by board of directors consisting -as a rule- of eight directors.

The directors are appointed by the shareholders at a general shareholders' meeting for a maximum period of six years. The shareholders can revoke the mandates at any time. The directors may be re-elected.

Among the eight members of the board of directors, five directors will always be elected upon proposal of the class A shareholders; three directors will always be elected upon proposal of the class B shareholders. To that end, the class A shareholders will submit to the shareholders at a shareholders' meeting a list of at least ten candidates, from which the meeting will elect five directors. The class B shareholders will submit to the shareholders at a shareholders' meeting a list of at least six candidates, from which the annual meeting will elect three directors.

The board of directors may not deliberate and decide unless the majority of its members are present or represented and if at least one of them has been appointed as a director on the list submitted by the class B shareholders.

If said presence-quorum is not obtained (absenteeism), a new invitation of meeting shall be necessary. The deliberation and decisions of the new meeting shall be valid, whatever the number of the directors present or represented at that meeting may be, and the decisions made at those meeting of the board can be made by simple majority of votes cast, including those decisions referred to hereunder from 1 through 10.

The decisions of the board are made by majority of votes cast, except for the decisions listed hereunder where at least one of the directors appointed as a director on the list submitted by the class B shareholders (the so-called qualified majority) should also co-approve the decision:
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1)  The decision to increase the statutory capital within the framework of the authorized capital.
2) The decision to approve the transfer of the shares to a company related to the existing shareholders.
3) Agreements to be concluded between the company and its shareholders, except for agreements concluded in the ordinary course of business and at market conditions.
4)  Long-term financing of the company through third parties.
5) Opening of branches of the company and incorporation of subsidiaries of the company.
6) Transfer of know-how and technology newly developed or generated by the company, to third parties and entering into license agreements.
7) Signing employment agreement with employees which will qualify as executive (i.e. an employee who receives a gross annual remuneration above 3,000,000
BEF).
8) Nomination of the managing-director from the list of candidates as proposed by the class A shareholders.
9)  Transfer of the statutory office.
IO) Granting the prior written consent to Paratel or TechTeam not to comply with the non-competition clause inserted in article 6.02 of the joint-venture agreement.




3.02 Rights and Powers of Paratel and TechTeam in its capacity as shareholders

The powers granted to the shareholders are only those powers which are granted to the shareholders' meeting by law.


The shareholders at the meeting may deliberate and decide validly provided shareholders holding 76% of the voting rights are present or represented.
If this presence quorum is not obtained (absenteeism), a new notice of meeting shall be necessary. The deliberations and decisions of this new shareholders'meeting shall be validly made provided that a majority of the shareholders holding 5 1 % of the voting rights is present or represented.


The decision at the shareholders' meeting are made by majority of votes cast, except for the decisions listed hereunder where the shareholders present or represented can only take the decision with the unanimous vote of the shareholders present or represented. This unanimity will not be required for a new meeting following absenteeism as aforementioned. In that case deliberations and decisions can be made at a simple majority, including those relating to I through six mentioned hereunder.


1)   Capital increase through a contribution in kind
2)   Capital decrease by way of reimbursement to the shareholders
3)   Nomination of a statutory auditor which would act alone
4) Decision to take part in a merger/split or in a contribution of a branch of activity or universality of goods
5)   Decision to liquidate the company
6)   Changing articles 1, 2, 4, 8, 9bis, 10, 11, 12, 16, 20, 28, 34, 34bis and
36 of the Articles of Incorporation.

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Article IV: The Articles of Incorporation

The Articles of Incorporation of National TechTeam Europe N.V., based on the above terms and modalities, which have been approved by Paratel and TechTeam is enclosed as ApRendix 2.


Paratel and TechTeam will be present or represented at the incorporation meeting before a Belgian Notary which will be held at the latest on August 30, 1996 at the occasion of which Paratel and TechTeam will approve those Articles of Incorporation and they will also instruct the Notary to deposit those Articles of Incorporation with the Commercial Court of Brussels in order that National TechTeam. Europe N.V. would acquire the legal personality.


ARTICLE V: Operational Issues

Paratel and TechTeam will take all actions required or useful to take care that National TechTeam Europe N.V. can start and continue its business activity.

Paratel and TechTeam will therefore invest substantial resources in the joint-venture company and give it all assistance such as the necessary technical know-how and confidential information, lobbying market and call center management expertise, which is required in order that National TechTeam Europe N.V. can conduct its business in a successful way.


Paratel and TechTeam will also provide necessary support to National TechTeam Europe N.V. in order that the latter is able to employ employees which have significant experience in operating call centers and they will support in a constructive way, even through letters of assignment, any action executed by National TechTeam Europe N.V. in order that employees of Paratel or TechTeam would become employees of National TechTeam Europe N.V..


Paratel will take care that National TechTeam Europe N.V. may conclude with VTM N.V. a service agreement as defined under article 18 Section 1 6 degree of the Belgian V.A.T.-Code, by which National TechTeam Europe N.V. acquires the right to use the premises located at Medialaan 1, 1800 Vilvoorde in order to execute its professional activity. The service agreement to be concluded with VTM N.V. is enclosed as Appendix 3.


Paratel also guarantees that VTM N.V. will conclude -at a later stage- with National TechTeam Europe N.V. a so-called framework-infrastructure agreement by which VTM N.V. will be charged to provide to National TechTeam Europe N.V. at market conditions the following day-today support services: accounting, human resources, legal and computer services.


Paratel will also conclude a service agreement with National TechTeam Europe N.V. by which the latter acquires the right to use the Paratel technology, including but not limited to interactive voice response services, advanced application development tools, voice digitalization, systems programming, access to Belgacom network. The service agreement to be concluded with Paratel is enclosed as Appendix 4.







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ARTICLE VI: Term and Termination of the joint-venture agreement

The term of the joint venture agreement shall commence on August 1, 1996 and shall end on July 31, 1998 provided Paratel. or TechTeam has given written notice prior to May 1, 1998 to the other party that this Agreement expires on July 31, 1998.


In case such notice will not have been given to the other party, this Agreement will be subject to successive renewals of one year, with the understanding that each party has the right to terminate this Agreement provided a written notice of termination will be sent to the other party at least 90 days before each anniversary date of this Agreement (i.e. August 1).


ARTICLE VII: Confidentiality and noncompetition

7.01 Confidentiality. Each of the parties hereto agrees that it will, during the term of the joint venture contemplated hereby, and following its termination hold in strictest confidence and not disclose to any person, firm or organization any information, business or customer information, trade secret or other secret or confidential matter relating to any of the services, products or business of the other party or of National TechTeam Europe N.V., except as such disclosure may be required by law or authorized in connection with the performance of this Agreement or agreements contemplated in this Agreement.


7.02 Non competition.

(a) During any such time as Paratel and TechTeam (or any of its related companies) owns an equity interest in National TechTeam Europe N.V., Paratel and TechTeam shall not in the Benelux, without the prior written consent of National TechTeam Europe N.V.:

- -     establish a call center entity which will deliver inbound, outbound, and/or interactive telemarketing and live operator orientated call centers with a substantial added value, or participate directly in such call center entity established within the Benelux.

- - solicit customers in the Benelux for call center services with a substantial added value as referred to in this agreement.

The foregoing two prohibitions will not apply to the party that proposes to pursue business opportunities within the Benelux, but is unable to obtain a qualified majority in the board of directors (article 3.01 hereof) or unanimity in the shareholders meeting (article 3.02) of National TechTeam Europe N.V. for decisions which would allow the joint venture to pursue these opportunities.

- - solicit any employee of National TechTeam Europe N.V. or of any of the parties to terminate his/her employment with National TechTeam Europe N.V. or with any of the parties or otherwise.

This non competition clause remains binding for 6 months within the Benelux upon any party as from the moment this party ceases to be a party to this Agreement and/or to be a shareholder in National TechTeam Europe N.V. for whatever reason (hereafter referred to as "Survival clause"). This Survival clause does not apply

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in case the collaboration between the parties ends due to the liquidation of
National TechTeam Europe N.V.

Paratel agrees however to exclude Ford Motor Company as a customer of National TechTeam Europe N.V. and therefore this non-competition clause is not applicable on all services in the business range of TechTeam which would be operated by TechTeam in the Benelux or elsewhere in Europe in the name and for the account of Ford Motor Company or alternatively to serve the latter.

7.03 Remedy for Breach. In the event that the parties or any of their related companies perform any activity in competition with National TechTeam Europe N.V., which violates the provisions of this Article in any material respect and such activities continues for 10 days after the other party to this Agreement has given written notice to the party performing such competitive activity to cease such activity, the non competing party shall have the right to elect to either (i) seek enforcement of the provisions of this Article against the competing party or (ii) have all parties released from the provisions of this Article provided, however, that no election under this clause shall limit any rights or claims for damages which National TechTeam Europe N.V. or the non competing party may have against the competing party arising from violation of the provisions of this Article occurring prior to such election.



ARTICLE VIII: REPRESENTATIONS AND WARRANTIES



8.01 Representations and Warranties of TechTeam. TechTeam hereby represents and warrants to Paratel as follows:

a. Good Standing. TechTeam is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has the power and authority to own its assets and to transact the business in which it is now engaged and is duly qualified and authorized to do business, and is in good standing under the laws of each jurisdiction in which it operates, except where the failure to do so would not have a material adverse affect on its business or properties.

b. Corporate Power and Authority. TechTeam has all requisite power and authority to enter into this Agreement and the agreements referenced in this Agreement as applicable, and full power and authority to take all actions required of it pursuant to such agreements. This Agreement and the applicable agreements referenced in this Agreement constitute valid and binding obligations of TechTeam, and the execution delivery and performance of this Agreement and the applicable agreements referenced in this Agreement have been duly authorized by all necessary corporate action.

c. Lack of Conflicts. The execution and delivery of this Agreement and the applicable agreements referenced in this Agreement by TechTeam and the performance of its obligations under this Agreement: (i) do not result in a violation or breach of, do not conflict with or constitute a fault under, and will not accelerate or permit the acceleration of performance required by, any of the terms and provisions of its certificate of incorporation or bylaws, any note, debt, instrument or other agreement to which TechTeam is a party or to which any of its assets or properties are subject and will not be an event after which notice of or lapse or time or both will result in any such violation, breach, conflict, default or acceleration; (ii) do not result in a violation or breach of any law, judgment, decree, order, rule or regulation of any governmental authority; (iii) will not result in the creation of any lien of any third person upon or affecting any asset or property of TechTeam, or create any rights or powers in any third person that could materially or adversely affect TechTeam or the transactions contemplated by this Agreement.

d. Authorizations. All authorizations, permits, approvals or consents required to be obtained, and all modifications and filings, if any, required to have been made have been made.

e. Litigation. There is no action, suit or proceeding pending, or to the best of TechTeam's knowledge, threatened against or affecting TechTeam or any of its property that, if adversely determined, would have a material adverse affect on the financial condition, business or operations of TechTeam or the transactions contemplated by this Agreement and the applicable agreements referenced in this Agreement.

f. Shareholders' structure of TechTeam TechTeam will inform Paratel of any substantial change in the legal or factual power of control of TechTearn.



8.02 Representations and Warranties of Paratel. Paratel hereby represents and warrants to TechTeam. as follows:

a. Good Standing. Paratel is ajoint stock company duly organized, validly existing and in good standing under the laws of Belgium, has the power and authority to own its assets and to transact the business in which it is now engaged and is duly qualified and authorized to do business, and is in good standing under the laws of each jurisdiction in which it operates, except where the failure to do so would not have a material adverse affect on its business or properties.



b. Corporate Power and Authority. Paratel has all requisite power and authority to enter into this Agreement and the agreements referenced in this Agreement as applicable, and full power and authority to take all actions required of it pursuant to such agreements. This Agreement and the applicable agreements referenced in this Agreement constitute valid and binding obligations of Paratel, and the execution, delivery and performance of this Agreement and the applicable agreements referenced in this Agreement have been duly authorized by all necessary corporate action.



c. Lack of Conflicts. The execution and delivery of this Agreement and the applicable agreements referenced in this Agreement by Paratel and the performance of its obligations under this Agreement: (i) do not result in a violation or breach of, do not conflict with or constitute a fault under, and will not accelerate or permit the acceleration of performance required by, any of the terms and provisions of its certificate of incorporation or bylaws, any note, debt, instrument or other agreement to which Paratel is a party or to which any of its assets or properties are subject and will not be an event after which notice of or lapse of time of both will result in any such violation, breach, conflict, default or acceleration, (ii) do not result in a violation or breach of any law, judgment, decree, order, rule or regulation of any governmental authority; (iii) will not result in the creation of any lien of any third person upon or affecting any asset or property of Paratel, or create any rights or powers in any third person that could materially or adversely affect Paratel or the transactions contemplated by this Agreement.

d. Authorizations. All authorizations, permits, approvals or consents required to be obtained, and all modifications and filings, if any, required to have been made have been made.
e. Litigation. There is no action, suit or proceeding pending, or to the best of Paratel's knowledge, threatened against or affecting Paratel or any of its property that, if adversely determined, would have a material adverse affect on the financial condition, business or operations of Paratel or the transactions contemplated by this Agreement and the applicable agreements referenced in this Agreement.

f. Shareholders' structure of Paratel
Paratel will inform TechTeam of any substantial change in the legal or factual power of control of Paratel.



Article XI: Termination and dissolution of the Joint-venture company

The joint-venture company shall be terminated and dissolved upon the earliest of the following:

(a) the unanimous decision of the shareholder to dissolve and put the company into liquidation on a voluntary basis.

(b)  the deemed liquidation decision as mentioned under the last paragraph of article 2.04 of this Agreement.

(c) the occurrence of an event which makes it unlawful for the business of the joint-venture company to be carried on or for Paratel and TechTeam to carry it on in a joint-venture form;

(d)  a decree of a court of competent jurisdiction ordering dissolution;

(e) an adjudication by a court of competent jurisdiction that the joint-venture company is bankrupt or equitably insolvent; or



The termination of the joint-venture company implies also that the joint-venture agreement is terminated.

ARTICLE X: Dispute resolution

10.01 General. The parties shall use their best efforts to settle any claimed breach of this Agreement, making a good-faith effort to reach a just and equitable settlement satisfactory to both parties. Any such claim, and any claim arising out of a dispute concerning the existence or validity of this Agreement, shall be considered at a meeting of authorized representatives of TechTeam and Paratel.

10.02 Arbitration. If the claim is not settled at that meeting, then, unless the parties otherwise agree in writing or foreseen by law, the dispute shall be finally settled by arbitration in Brussels in accordance with the rules of arbitration as applied by the International Chamber of Commerce. Such arbitration shall be the sole and exclusive remedy between the parties with respect to such claim.

ARTICLE XI: Governing Law

This Agreement is to be governed by and construed in accordance with the Laws of the Kingdom of Belgium.

ARTICLE XII: Miscellaneous


12.01 Notices. Any and all notices, elections or demands that are required to be made under this Agreement shall be in writing, signed by the party giving such notices, election or demand and shall be receipt requested, to the other parties, at the following addresses or any such other addresses as the parties may furnish to the others in writing for such purpose.

If to TechTeam:

Mr. William F. Coyro, Jr.
Chief Executive Officer
National TechTeam, Inc.
22000 Garrison Avenue
Dearborn, Michigan 48124



With a copy to:

Robert A. Hudson, Esquire
Berry, Moorman, King & Hudson, P.C.
600 Woodbridge Place
Detroit, Michigan 48226



If to Paratel N.V.:

Mr. Paul Huybrechts
President of the executive committee
Mr. Johan Tielemans
general manager
Paratel N.V.
Medialaan I
1800 Vilvoorde
Belgium



12.02 Successors and Assigns. Subject to the restrictions on transfer set forth in this Agreement, each provision of this Agreement shall be binding upon and shall inure to the benefit of the parties, and their respective successors and assigns, whether such successor acquires such interest by way of purchase, foreclosure, merger or by any other method.

Paratel hereby agrees that all rights and obligations under this agreement will be transferred from TechTeam to a newly incorporated and fully owned subsidiary which will accept these rights and obligations, thus releasing TechTeam from all obligations under this agreement upon the subsidiary's incorporation. TechTeam can effectuate this clause by its mere written notice to Paratel.

12.03 Amendments. This Agreement may be amended only by the execution of a writing to that effect, signed by Paratel and TechTeam.


12.04 Entire Agreement. This Agreement constitutes the full and complete Agreement of the parties with respect to the subject matter contained herein. The non-binding letter of intent dd. April 1, 1996 and the temporary operating agreement signed dd. June 6, 1996 are canceled as result of this agreement.

12.05 Captions. Titles or captions of Articles, sections and paragraphs contained in this Agreement are inserted only as a matter of conveniences and for reference and in no way are intended to define, limit, extend or describe the scope of this Agreement or the intent of any provision.

12.06 Counterparts. This Agreement may be executed in a number of counterparts, all of which together shall for all purposes constitutes one Agreement, binding upon all parties notwithstanding that those parties may not have signed the same counterpart.

12.07 Severability. In the event any parts of this Agreement are found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

12.08 Superiority-clause. In case of any conflict or inconsistency in terminology or content of this Agreement on the one hand and the Deed of Incorporation and the bylaws of National Techteam Europe N.V., enclosed as Appendix 2, on the other hand, this Agreement will prevail. The parties agree that they will grant their collaboration and will give the required approvals at the required meetings of the different corporate bodies of National TechTeam Europe N.V. to bring its bylaws in line with this Agreement.



12.09 Waiver. The waiver of any provisions in this Agreement shall not be valid unless in writing and signed by the party to whom charged.



Signed on July 26, 1996
in two originals, of which each party signs for receipt of one.



Paratel                                         SIGNATURE

PARATEL N.V.
represented by Mr. Vic Haenen
and Mr. Jan Lamers                              Jan Lamers & Vic Haenen
                                                ------------------------


TechTeam

NATIONAL TECHTEAM, INC.
represented by its Chief Executive Officer
Mr. William F. Coyro Jr                         William F. Coyro Jr.
                                                ------------------------

APPENDIX 2



                      DEED OF INCORPORATION AND BYLAWS
                      of NATIONAL TECHTEAM EUROPE N.V.




                                -------------


                             ENGLISH TRANSLATION


                                -------------




                PART I: INCORPORATION - APPEARANCE OF PARTIES



The year nineteen hundred ninety-six
On August 1
Before Us, * , Notary having his office at *.



                                HAVE APPEARED

1. National TechTeam Inc., a company existing under and by virtue of the laws of the State of Delaware, USA, having its registered office at 22000 Garrison Avenue, Dearborn Michigan, USA


2. Paratel N.V., a company existing under and by virtue of the laws of Belgium and having its statutory office at Medialaan 1, 1800 Vilvoorde, Belgium.



                                   PROXIES


Those appearing sub * are here represented by *, by virtue of * proxies under private form, that will remain attached hereto so as to be registered together with this deed.

The proxy holders and the incorporators acknowledge that the undersigned Notary has drawn their attention to the consequences of invalid mandates.

Those present or represented as mentioned, request Us, Notary, to enact in an official deed the formation among themselves of a corporation limited by shares ("naamloze vennootschap"), with the name NATIONAL TECHTEAM EUROPE, having its registered office at Medialaan 1, 1800 Vilvoorde, of which the share capital is fixed at BEF 40,000,000, represented by 4,000 registered shares each representing one/4,000 of the share capital.


         These 4,000 shares are subscribed to as follows:
         1. National TechTeam Inc.                                 3,001 shares
                                                                   class A
         2. Paratel N.V.                                           999 shares
                                                                   class B
                                                                   ------------
         Total:                                                    4,000 shares
         -----                                                     ============

Those appearing declare and recognize the following:

1) Financial Plan

That they have submitted to Us, prior to the passing of this deed, the financial plan in which they account for the share capital of the corporation to be formed. It was immediately signed by all incorporators or their proxy holders and by Us, Notary, for receipt dated and initialed. This document shall be kept by Us, Notary, in accordance with Article 29ter of the Belgian Commercial Companies' Code (hereinafter B.C.C.C.).

That the notary has informed them of the contents of Article 35 sexto of the B.C.C.C. This provision refers to the liability of the incorporators in case of bankruptcy, declared within three years of the formation, in the event the share capital at the formation was clearly insufficient for the normal carrying on of the foreseen activity for at least two years.

2) Special Account

That each share is only paid in up to an amount of 2,500 BEF. That the amount equal to the paid-in part was deposited at a Belgian bank, on a special account no. *, opened in the name of the corporation in formation.

Evidence of this deposit, issued by the above-mentioned bank, will remain attached to this deed.

That at present the corporation has at its disposal an amount of 10,000,000
BEF.

3) Quasi - Contribution

That the undersigned notary has informed them of the provisions of Article 29 quater B.C.C.C.

4) Undertaking in the Name of the Corporation in Formation

That the undersigned notary has informed them of the provisions of Article l3bis B.C.C.C.

5) Beginning of Activities

That the corporation will begin its activities as of today.

6) Legal Requirements concerning the use of Languages

That the undersigned Notary has informed them of the legal provisions in force concerning the use of languages in the field of corporations.

7) Workers' Council

That the undersigned Notary has informed them on the Law of 20th September 1948 concerning the organization of the life in an enterprise.

8) Authorized Capital

That the undersigned Notary has informed them of the possibility of providing the board of directors with the power to increase the share capital in one or more times up to a certain amount. They declare that they chose to make use of this possibility provided by the Law.

9) Redemption of Capital

That the undersigned notary has informed them of the possibility of providing in the articles of incorporation the possibility of repaying the issued capital, without decreasing it, by the withholding of a certain amount of the profits. They declare that they choose not to make use of this possibility at the present.

10) Special authorization

That the undersigned Notary has drawn their attention to the fact that, in the performing of its activities, the corporation could need to obtain preliminary authorization and licenses.

11) Name of the Company

That the undersigned Notary has informed them of the contents of Article 28 B.C.C.C.

                             COST OF INCORPORATION

The amount of the fees, costs, expenses, indemnities and duties of whatever nature, which are to be borne by the corporation, or that are levied upon it because of the incorporation, is 300,000 BEF.

                       PART II: ARTICLES OF INCORPORATION

The Belgian Commercial Companies' Code is hereafter referred to as "B.C.C.C.".

TITLE I: Memorandum of Association - Name - Registered Office - Purpose -
Duration

Article 1 : Form - Name

The incorporation of the corporation is the result of the joint-venture agreement signed on July 26, 1996 and entering into effect on August 1, 1996 between TechTeam Inc. and Paratel N.V. and the company is incorporated as a public limited liability company (naamloze vennootschap) under the name "National TechTeam Europe N.V.".

Article 2 : Statutory Office

The statutory office of the corporation is located at Medialaan 1, 1800
Vilvoorde.

The statutory office may be transferred to any other place in Belgium by decision of the board of directors by qualified majority, i.e. at least one of the director appointed as a director on the list submitted by the class B shareholders should co-agree with the decision.

The board of directors can decide by qualified majority, i.e. at least one of the director appointed as a director on the list submitted by the class B shareholders should co-agree with the decision, to establish where it so deems useful, whether in Belgium or abroad, administration offices, seats of operation, agencies, branches or subsidiaries.

Article 3 : Object clause

The object of the company is to provide in Belgium and Europe call centers services through the creation, implementation and development of call centers, by using, including but not limited to, interactive voice response, advanced application development tools, voice digitalization, systems programming, interactive application development, call tracking, computer telephony integration, multi-lingual speech recognition tools and all other useful tools and systems.

The company may also render any kind of services relating to the research, the control and the management of all financial, commercial, industrial, technical, scientific or organizational operations.

The company may carry out all commercial, industrial and financial activities and all real and personal property operations, directly or indirectly connected with its corporate purpose.

It can obtain an interest in all companies or enterprises, existing or which may be created in Belgium or in foreign countries, the purpose of which is analogous to or connected with, or of a nature to promote development of its own purpose.

The statutory goal may be extended or restricted by way of modification of the statutes at the conditions required by article 70bis of the B.C.C.C.

Article 4: Duration

The corporation is formed for an unlimited period of time.

TITLE II: CAPITAL - SHARES - DEBENTURES

Article 5.: Capital

The share capital of the corporation is fixed at BEF 40,000,000, represented by 4,000 registered shares, with voting power, each representing one/4,000 of the capital. numbers 1 through 3,001 are class A shares and the shares numbered 3,002 through 4,000 are class B shares.

In case of transfer of shares from a certain class to the shareholder of another class those shares are automatically modified in the class of shares of the shareholder which acquires the shares.

Article 6: Payment on Shares

The obligation to pay up a share is unconditional and indivisible.

Payments due on shares that are not entirely paid up at the time of their subscription have to be made at the time and in the amounts as determined by the board of directors.

Any shareholder who, after having been requested by registered letter, sent by the board of directors, to pay the remaining amount, does not do so within the time limit provided in the notice, has to pay interest to the corporation equal to the legal interest rate increased by 2% per year as of the date payment should have been made.

Pursuant to this corporate charter, all rights attached to the shares are suspended for as long as payments have not been made by the end of the period mentioned in the preceding paragraph.

Article 7: Indivisibility of Shares

The corporation recognizes only one owner per share with respect to the exercising of the rights attached to such shares, pursuant to this corporate charter.

Registered shares in which a beneficial interest is vested will be registered in the name of the legal owner and in the name of the beneficial owner.

This article also applies to the debentures issued by the corporation.

Article 8: Type of Shares

All shares are registered shares.  They can not be converted in bearer shares.

The property of the registered shares results from an annotation in the register of shares, which will be kept at the statutory office. Certificates of registration in the Register of Shares may be issued to the registered shareholders.

Article 9: Transfer of Shares

Each transfer of registered shares shall take place by noting the transfer, made in the Register of Shares, dated and signed by the transferor and transferee or by their respective delegates or by any other means permitted by law.

Article 9bis: Limitations on the transfer of the shares

9bis.1: Limitation

The shares as well as all rights attached to it can only be transferred to third parties and related companies in conformity with the dispositions described hereinafter.

"Transfer" of shares covers each form of transfer in exchange of consideration, however not including the transfer of shares as a result de jure of a merger or a split in which the shareholder is the absorbed company or split company.

9bis.2: Transfer of shares to a third party subject to a preemption clause

The shares of class A or class B or the rights attached to it, of a shareholder who wishes to transfer his shares to a third party who is not related to the transferor must be offered for sale primarily to the other shareholder.

Is also to be considered as a transfer to a third party, the transfer of a majority of voting rights to a third party which is not related to the owner of these voting rights.

Procedure

In case that shares are transferred pursuant to this article, the transferor has to inform the other shareholder, entitled with a right of preemption, (hereinafter referred to as "Beneficiary Shareholder"), by registered letter, mailed to the address of the shareholder as stated in the shareholders' register, by which he informs the other shareholder of his intention to transfer his shares. A copy of this letter is to be addressed to the board of directors of the company.

This letter must contain the following information:

a) name and address of the person to whom the transferor wishes to transfer his shares and/or the rights attached to it.

b) the number of shares or rights attached to it that the transferor wishes to transfer.

c) the price the transferor wishes to obtain for the transfer of his shares.

d) the name of the Beneficiary Shareholder to whom the letter is addressed.

A copy of the agreement concluded with the candidate transferee (which at least mentions the purchase price) or a statement of the latter by which he agrees to take over the shares of the transferor and/or the rights attached to it at the price as proposed by the transferor, should be annexed to this letter.

The registered letter is an irrevocable invitation to the addressed Beneficiary Shareholder to exercise his right of preemption on the shares pursuant to the forgoing alinea's of this article.

The Beneficiary Shareholder must exercise his right of preemption by registered letter addressed to the transferor at the latest within two months as of the date on which the registered letter of the transferor has been sent to the Beneficiary Shareholder.

A copy of the letter of the Beneficiary Shareholder must be addressed to the board of directors of the company.

In this letter, the Beneficiary Shareholder has to mention the number of shares and/or the rights attached to it, for which he is willing to exercise his right of preemption.

Price

The price proposed to the Beneficiary Shareholder may not be superior than the price proposed to the candidate transferee.

The offer of the transferor is only valid, and the procedure of right of preemption can only be implemented as far as, exception made for the price as stated here below, there has been complied with the dispositions as stated in this article.

Should no copy of the agreement concluded with the candidate transferee or no statement of the latter by which he agrees to take over the shares of the transferor and/or the rights attached to it at the price as proposed by the transferor be enclosed in the registered letter of the transferor, the shares are supposed to be offered by the transferor to the beneficiary shareholder at a price per share equal to the net equity of the company as it results from the last annual accounts which were approved by the annual shareholders' meeting, divided by the number of existing shares.

In case of transfer of some rights attached to the shares, should the price not be mentioned, those rights will be considered to be offered by the transferor at a price equal to one BEF per transferred right.

The transferor can thus only transfer its shares to a third party after a waiting period of two months as of the date on which the registered letter of the transferor has been sent to the Beneficiary Shareholder and provided the Beneficiary Shareholder within this waiting period has not informed the transferor and the board that he wishes to acquire those shares.

The waiting period of two months can be prolongated with one month in case of combination of article 9bis.2 and 9bis.3.

9bis.3: Transfer of shares to companies related with the existing shareholders, subject to approval by the board of directors

Are considered as companies related with the shareholders, companies which have a common legal or factual power of control ("in rechte" or "in feite"; these terms to be understood in the sense of article 1 of the Royal Decree of March 6, 1990) and therefore are considered as members of a body of undertakings, however not including an associated undertaking.

The shares of class A or class B or the rights attached to it, of a shareholder who wishes to transfer his shares to a related company requires the approval of the board before any transfer of shares can be taken place.

Procedure

In case that shares are transferred pursuant to this article, the transferor has to inform the board of directors by registered letter, mailed to the statutory seat of the company. This letter must contain the following information:

a) name and address of the related company to whom the transferor wishes to transfer his shares and/or the rights attached to it.

b) the number of shares or rights attached to it that the transferor wishes to transfer.

c) a statement from the transferor and the related company that they are both members of a body of undertakings.

The board must decide by qualified majority (i.e. at least one of the director appointed as a director on the list submitted by the class B shareholders should co-agree with the decision) whether or not it will approve the transfer at the latest within one month as of the date on which the registered letter of the transferor has been sent to the board of directors.

In case of refusal to approve the transfer, article 9bis 2 becomes applicable.

9bis.4. Sanction

A transfer of shares in non-compliance with the dispositions of this article is null and void.

However even in case the transfer to a third party in non-compliance with the dispositions of this article should be considered as valid as the third party has acted in good faith, the shareholders, to whom the transferor had to offer the shares or the rights attached to it by virtue of the preemption clause, have during a period of 60 days after transcription of the transfer into the shareholders' register an option of acquisition at a price which is equal to the price paid by the third party. This option is validly lifted and the ownership of the shares or the rights attached to it are automatically transferred by sending a registered letter in conformity with this article

Article 10: Capital Increase - Right of First Refusal

The general shareholders' meetings, as well as the board of directors within the framework of the authorized capital, may decide to increase the capital of the corporation by contribution in cash.

However in the event of a capital increase by contribution in cash, the new shares to be issued as a result of this capital increase by contribution in cash must be offered first to the existing shareholders pro rata to their shareholding in the capital of the corporation immediately prior to the issuance of the new shares.

If the ownership of the concerned shares is divided between an usufructuary and a bear-owner, the first refusal right will be exercised by the bear-owner.

The decision to increase the statutory capital by a contribution in kind can only be decided by the general shareholders' meetings with an unanimous vote of all the shareholders present or represented.

Article 10 bis: Authorized capital

The board of directors has the power to increase the capital up to 100,000,000 BEF by a contribution in cash. The board is obliged to offer the new shares to be issued as a result of this capital increase by contribution in cash first to the existing shareholders' pro rata to their shareholding in the capital of the corporation immediately prior to the issuance of the new shares. The board can only decided to make use of this power by a qualified majority, i.e. at least one of the director appointed as a director on the list submitted by the class B shareholders should co-agree with the decision.

The power of the board to increase the statutory capital is, in conformity with article 33bis Section 2 of the Belgian Commercial Company Code, only valid for a period of five years.

Article 11

By a qualified majority, i.e. at least one of the director appointed as a director on the list submitted by the class B shareholders should co-agree with the decision, the board of directors may create or issue debenture or bounds, whether mortgaged or not.

These debenture or bounds are signed by at two directors, one of which has been elected upon proposal of the class A shareholders and the other upon proposal of the class B shareholders. The board of director shall determine their nature, the time and conditions of their issuance, their interest rate, the way and time of their reimbursement, as well as all guaranteed that might be linked to them.

Convertible debentures or debentures with warrants can only be issued in accordance with the B.C.C.C.

T1TLE III: MANAGEMENT

Article 12: Board of Directors - Composition

The corporation is managed by a board of directors always consisting of eight directors.

The directors are appointed by the shareholders at a general shareholders' meeting for a maximum period of six years. The shareholders can revoke the mandates at any time. The directors may be re-elected.

Among the eight members of the board of directors, five directors will always be elected upon proposal of the class A shareholders and three directors will always be elected upon proposal of the class B shareholders. To that end, the class A shareholders will submit to the shareholders at a shareholders' meeting a list of at least ten candidates, from which the meeting will elect five directors. The class B shareholders will submit to the shareholders at a shareholders' meeting a list of at least six candidates, from which the annual meeting will elect three directors.

The mandates of the retiring or not re-elected directors expire immediately after the annual shareholders' meeting.

The board of directors can elect from among its members a chairman and one or more vice-chairmen.

Article 13: Vacancy

Whenever one or more vacancies on the board of directors occur, the remaining directors can temporarily fill these vacancies in respect of the division rules mentioned in article 12. The next general shareholders' meeting will elect the new directors.

A director who is appointed in replacement of a director whose mandate had not ended, continues this mandate until its expiration.

Article 14: Liability

The directors do not assume any personal liability as to the obligations of the corporation, but they are liable for the good performance of their office and for management errors committed, pursuant to civil law and the B.C.C.C.

Article 15: Board of Directors' meetings

The board of directors meets at least once per 3 months.

Furthermore, the board of directors meets whenever the interests of the corporation so require and when a meeting is requested by at least two directors or one director in case of urgency to be motivated in the minutes of the meeting.

Notice letters are sent at least seven days prior to the meeting, except in case of urgency, which has to be explained in the minutes of the meeting. The notices contain the agenda, place and time of the meeting and are sent by letter, airmail, cable, telex, or telefax or any other written means. The notices are presumed made when dispatched.

A director present at a meeting may not anymore invoke the irregularity of the notices.

The meetings are held at the statutory office.

The meetings are presided over by the chairman or, in his absence, by the vice-chairman, or, if both are prevented from doing so, by a director designated by the other directors.

A document dated and signed by all directors and inserted in the minutes' book of the corporation is considered equivalent to a decision of the board of directors.

In addition as foreseen in article 67 Section 2 of the Belgian Commercial Company Code the decisions of the board of directors, however not including the approval of the annual accounts and the use of the authorized capital, can also be made in writing (including by way of telefax), without the necessity to hold effectively a meeting, in case of urgency and in the interest of the company.

Article 16: Decisions - Representation of Absent Members

Except on account of force majeure resulting from war, disorder or other disasters, the board of directors may not deliberate and decide unless the majority of its members are present or represented and if at least one of them has been appointed as a director on the list submitted by the class B shareholders.

If said presence-quorum is not obtained ("Absenteeism"), a new invitation of meeting shall be necessary. The deliberation and decisions of the new meeting shall be validly made by simple majority of votes cast, including those mentioned hereunder.

The decisions of the board are made by majority of votes cast, except for the decisions listed hereunder where at least one of the director appointed as a director on the list submitted by the class B shareholders (the so-called qualified majority) should also co-approve the decision:

1) The decision to increase the statutory capital within the framework of the authorized capital.
2) The decision to approve the transfer of the shares to a company related to the existing shareholders.
3) Agreements to be concluded between the company and its shareholders, except for agreements concluded in the ordinary course of business and at market conditions
4)  Long-term Financing of the company through third parties.
5) Opening of branches of the company and incorporation of subsidiaries of the company.
6) Transfer of know-how and technology, developed or generated, to third parties and entering into license agreements.
7) Signing employment agreement with employees which will qualify as executive (i.e. an employee who receives a gross annual remuneration above 3,000,000 BEF).
8)nomination of the managing-director who is nominated from the list of candidates as proposed by the class A shareholders.
9)Transfer of the statutory office.
10)Granting the prior written consent to Paratel or TechTeam not to comply with the non-competition clause inserted in article 6.02 of the joint-venture agreement.

This exception necessitating a qualified majority will not apply to deliberations and decisions made in a second meeting convened following absenteeism as referred to in this provision.

The directors appointed as a director on the list submitted by the class A shareholders may be represented by another director also appointed as a director on the list submitted by the class A shareholders.
The directors appointed as a director on the list submitted by the class B shareholders may be represented by another director also appointed as a director on the list submitted by the class B shareholders.

Article 17:Powers

a)Principle

The overall management and control of the business and affairs of National TechTeam Europe N.V. is vested solely in its Board of Directors

The directors may divide the management tasks among themselves, but this must diminish however their obligations resulting from joint management.

b)Day-to-day management

The board of directors shall delegate day-to-day management of the corporation to one person chosen from among the members of the board or a third person; said person shall act alone.

The board may specify his powers. Such division of powers can, however, not be enforced vis-a-vis third parties. The person to whom these powers are delegated will bear the title of "Managing Director" in case he is a director or "General manager" in case he is not a director.

c)Delegation of powers

The board of directors as well as those to whom power of day-to-day management are delegated, in the execution of these management powers, may also delegate limited special powers to one or more persons of their choice.
These mandates can bind the corporation within the limits of the powers received. The mandator remains, however, liable in case a power is too broadly delegated.

Article 18: Representation

The board of directors as a whole represents the corporation in all legal and other matters.

In addition to the general powers of representation of the board as a whole, the corporation is validly represented in its acts which have been approved by the board, including those where the participation of a third person or a ministerial officer is required, (e.g. guardian of mortgages), and in court, by :
         * either two directors, one of which has been elected upon proposal of the class A shareholders and the other upon proposal of the class B shareholders;
         * or, within the limits of the powers of day-to-day management, by the managing director.



They do not have to submit proof vis-a-vis third parties of a prior decision of the board of directors.

The corporation can also be validly bound by special mandatories, acting within the limits of their mandates.

Article 19: Minutes

The decisions of the board of directors are recorded in minutes, signed by the majority of the members present. These minutes are inserted in a special minute book and bound. Copies or abstracts of these minutes, that have to be submitted in court or otherwise, are signed by one director.


TITLE IV: AUDIT

Article 20: Audit

The audit of the financial situation, of the annual accounts and the regularity, in accordance with Belgian accounting law, the B.C.C.C. and the corporate charter of the transactions to be reflected in the annual accounts, is charged to one or more statutory auditors. The statutory auditors are appointed by the shareholders at the general shareholders' meeting, if applicable, upon approval by the works' council, from among the members, individual persons or bodies corporate, of the Institute of Certified Public Accountants, for a term of office of three years.


The nomination of the statutory auditor requires the unanimous vote of the existing shareholders. In case no unanimity can be reached, each shareholder may design one statutory auditor and the statutory auditors thus designated will audit the financial situation as a college.


Notwithstanding the appointment of a statutory auditor, each shareholders of National TechTeam Europe N.V. has an individual right of investigation and of control similar to that of a statutory auditor, in the sense of article 64
Section 2, al. 2 of the Belgian Commercial Company Code.

TITLE V: REMUNERATION OF DIRECTORS AND STATUTORY AUDITOR(S)

Article 21

Unless otherwise decided by the shareholders at a general shareholders' meeting, the mandates of the directors are performed free of charge. No advantage whatsoever may therefore be given to them with relation to said mandates. The normal and justified expenses which will be incurred by the directors in the exercise of their mandate will be reimbursed to them and passed to the "general costs" account. The fees of the statutory auditor(s) consist of a lump sum amount, fixed by the general shareholders' meeting at the beginning of their mandate. It can only be changed by mutual agreement of both parties. The performance by the statutory auditors of exceptional assignments or special tasks can only be remunerated separately, provided these assignments and remunerations are detailed in the management report. Except for these remunerations, the statutory auditor(s) may not receive any other benefits of any kind from the company.


The remuneration for the managing-director or the general manager to whom, by virtue of article 17 b of the Articles of Incorporation, the day-to-day management is attributed, will be determined by the board of directors.


TITLE VI: GENERAL MEETING OF SHAREHOLDERS

Article 22: Annual Shareholders' meeting

The annual shareholders' meeting is held on the third Thursday of the month April at 3 p.m. In the event this day is a legal holiday, the meeting will take place the next business day.


The shareholders at this meeting hear the management report and the report of the statutory auditor(s), discuss and approve the annual accounts, release - by separate vote - the directors and the statutory auditors, proceed to the re-election or replacement of the retiring or retired directors and statutory auditor(s) and make all decisions with respect to other items on the agenda.


Article 23: Special Shareholders' meeting

A special shareholders' meeting can be convened at any time in order to enable the shareholders to discuss and decide upon any issue within their powers.


A special shareholders' meeting may be called by a group of shareholders representing one/fifth of the statutory capital or at the request of one director or the statutory auditor(s), each time the interests of the corporation require such meeting.

Article 24: Place
The general shareholders' meetings are held at the statutory office.

Article 25: Convocation - Form

The notices containing the agenda will be sent by registered letter or by registered airmail at least eight days prior to the meeting, addressed to each registered shareholder.

The notices are presumed made when sent.

The general meetings are convoked by the board of directors or, in the event the board fails to convene the above-mentioned meetings, by the statutory auditor(s).

Article 26: Attendance List

Before entering the general meeting, the shareholders are required to sign the attendance list indicating their identity and the number of shares each represents. The shareholders may be represented at the shareholders' meetings by a proxyholder.

Article 27: Office

The general meetings are conducted by the chairman of the board of directors or in his absence, by the vicechairman or, in his absence by the oldest director present, or by a person designated by the shareholders. The chairman of the meeting appoints a secretary and one or more tellers, who do not have to be shareholders.

Article 28: Deliberations - Decisions

a) quorum.

The shareholders at the meeting may deliberate and decide validly provided shareholders holding 76% of the voting rights are present or represented. If this presence quorum is not obtained ("Absenteeism"), a new notice of meeting shall be necessary. The deliberations and decisions of this new shareholders' meeting shall be validly made provided that a majority of the shareholders, holding 51% of the voting rights is present.

b) decisions

The decision at the shareholders' meeting are made by a normal majority, except for the decisions listed hereunder where the shareholders present or represented can only take the decision with the unanimous vote of the shareholders present or represented. This unanimity will not be required for the second meeting following absenteeism as aforementioned. In that case deliberations and decisions can be made at a simple majority of votes cast, including those mentioned hereunder.

1)   capital increase through a contribution in kind
2)   capital decrease by way of reimbursement to the shareholders
3)   nomination of a statutory auditor which would act alone
4) decision to take part in a merger or in a contribution of a branch of activity or universality of goods
5)   decision to liquidate the company
6)   changing articles 1, 2, 4, 8, 9bis, 10, 11, 12, 16, 20, 28, 34, 34bis and
     36 of the Articles of Incorporation.

Article 29: Right and Power of Vote

Each share of stock represents one vote.

Article 30: Suspension of Voting Right - Pledge of Shares Life Interests

a) The voting rights are suspended for the shares in relation to which no further payment has been made although such further payment has been requested by the directors and has become due.
b) The voting rights which are held in co-ownership can only be exercised by the person who has been empowered thereto by all the co-proprietors.
c) In the event that a life interest is granted in relation to shares, the voting rights of these shares are exercised by the beneficiary of the life interest, unless there is opposition thereto by the holder of the remainder interest. If the holder of the life interest and the holder of the remainder interest cannot agree, the court, at the request of the party first filing the request, may appoint a temporary proxy holder to exercise the right in the joint interest of both parties involved.
d) The votes of the shares that have been pledged are exercised by the owner-pledgor.

Article 31: Decisions Made Outside the Agenda

The shareholders at a general shareholders' meeting can only decide on issues not on the agenda of the meeting in the event that all shareholders are present at such meeting and provided the decision is taken unanimously. The required approval is established if no opposition is recorded in the minutes of the meeting.

Article 32: Minutes

Minutes are kept of each meeting. The minutes are signed by the chairman, the secretary, the teller(s) and by the shareholders who request that they do so. Copies or abstracts that have to be used in legal proceedings or otherwise, have to be signed by one director.

TITLE VII: ANNUAL ACCOUNTS - ANNUAL REPORT - AUDIT REPORT

Article 33: Financial year - Annual Accounts

The financial year of the corporation starts on January 1 of each year and ends on December 31. At the end of each financial year, the board of directors prepares an inventory as well as the annual accounts pursuant to the provisions of the B.C.C.C.

The annual accounts are composed of the balance sheet, the profit and loss statement and the annexes thereto, which all form one single document.

The board of directors furthermore proposes a report, called "management report", in which it explains its management. This report contains the commentaries, information and explanations required by the B.C.C.C. At the latest one month prior to the annual shareholders' meeting, the board of directors submits the documents mentioned in the B.C.C.C., together with its management report, to the statutory auditor(s). The statutory auditors draft, in view of the general meeting, a written and detailed report called "audit report". Not later than fifteen days prior to the annual shareholders' meeting, the shareholders can consult, at the registered office of the corporation, the documents listed in the B.C.C.C. The board of directors files within the thirty days following the approval of the annual accounts by the annual shareholders' meeting, the documents required in the B.C.C.C. with the National Bank of Belgium.

TITLE VIII: DECISIONS CONCERNING PROFITS

Article 34

Each year from the net profit of the corporation, there shall be deducted five percent to constitute the legal reserve. This deduction ceases to be mandatory when this reserve reaches a sum equal to ten percent of the statutory capital. The surplus is put at the disposal of the shareholders at a shareholders' meeting and the shareholders shall decide on the distribution of this profit as dividend, upon a proposal of the board of directors.

The total amount of dividend declared by the shareholders at a shareholders' meeting will be distributed as follows:
70% will be paid out to the class A shares.
30% will be paid out to the class B shares.

Article 34 bis: Interim Dividends

The board of directors is granted the power to distribute interim dividends, subject to the relevant legal provisions contained in the B.C.C.C.

The total amount of the interim-dividend declared by the board of directors will be distributed as follows:
70% will be paid out to the class A shares.
30% will be paid out to the class B shares.

TITLE IX: DISSOLUTION - LIQUIDATION

Article 35: Ownership of all Shares by One Shareholder

The ownership of all shares by one shareholder does not result in the automatic or judicial liquidation of the corporation.

In the event no new shareholder has been found within a one year period, and the corporation has not been dissolved in the meantime, the sole shareholder is presumed to be the guarantor of the obligations of the corporation which came into effect after such shareholder became the sole shareholder until a new shareholder has been found or until the publication of the corporation's dissolution.

Article 36: Causes for Dissolution

Except in the event of a judicial liquidation, the corporation can only be dissolved by a unanimous decision of the shareholders present or represent at a general meeting.

In the event, as a result of losses suffered, the net assets value of the corporation has decreased below half of the statutory capital, the general meeting has to be convoked within a period of not more than two months as of the date the losses are established or should have been established pursuant to legal requirements, in order to deliberate and decide, as the case may be, in the forms laid down for an amendment to the articles of incorporation, on the matter of the liquidation of the corporation and on all other measures mentioned on the agenda of the meeting. The details hereof are laid down in the B.C.C.C. The shareholders shall proceed in the same manner in the event the net assets value is reduced as a result of losses suffered, below one/fourth of the statutory capital, with the exception that the dissolution will take place if adopted by one/fourth of the shares voted at the meeting.
In the event the net assets value has decreased below the minimum amount determined by the B.C.C.C., any interested third party can request the court to order the dissolution of the corporation. In this case, the court can allow the corporation a grace period to regularize its situation.

Article 37: A Appointment of Liquidator(s)

In the event no liquidators are appointed, the directors in office at the date of the dissolution will automatically become liquidators. The shareholders at a general meeting of the company in liquidation can, at any time and by simple majority of votes, appoint or dismiss one or more liquidators. The shareholders determine the liquidator's powers, their compensation, as well as the method of liquidation. The appointment of the liquidators terminates the powers of the directors.

Article 38: Distribution

Except in the case of a merger, and after the settlement of all debts, the net assets of the corporation shall be distributed as follows :
a) the shares shall be reimbursed, by priority, subject to a deduction for the amount of any unpaid subscription on the shares, in proportion to the part of the capital they represent;
b) any balance shall be divided among all of the shares in the following proportion: 70% will be paid out to the class A shares.
30% will be paid out to the class B shares.

TITLE X: GENERAL PROVISIONS

Article 39: Disputes - Jurisdiction

All disputes between the corporation, and its shareholders, bondholders, directors, statutory auditor(s) and liquidators relating to the affairs of the corporation and to the execution of this corporate charter shall be finally settled by arbitration in Brussels in accordance with the rules of arbitration as applied by the International Chamber of Commerce. Such arbitration shall be the sole and exclusive remedy between the parties with respect to such claim.


                       PART III.: TRANSITIONAL PROVISIONS

1. Closing of the First Financial Year

The first financial year starts on the day of the formation of the corporation and will close on December 31, 1997

2. First Annual Shareholders' meeting

The first annual shareholders' meeting will be held in 1998.

3. Offices of Directors

Those attending declare that the undersigned notary has drawn their attention to:
a) The provisions of the Act of February 19,1965 relating to the performance by foreigners of independent professional activities, as amended by the Act of January 10, 1977.
b) The provisions of Article 1 of Royal Decree No. 22 of October 24, 1934, as amended by the Acts of March 14, 1962 and August 4, 1978 prohibiting the holding of certain offices.
c) The various incompatibilities in holding a mandate in other commercial corporations.

                        SPECIAL SHAREHOLDERS' MEETING

 Immediately pursuant to the formation of the corporation, the shareholders, present or represented as mentioned above, have declared that they shall meet in a special shareholders' meeting.

This meeting has made the following decisions:

1) The class A shareholders proposes to appoint as directors the following persons ____________ (ten persons) _______________________ and the class B shareholders propose to appoint as directors the following persons ___________ (six persons)___________________________

Upon deliberation, the following are hereby appointed to the office of director, for a term of office that expires immediately after the annual shareholders' meeting of 2000:

As directors appointed as a director on the list submitted by the class A shareholders

        -*
        -*
        -*
        -*
        -*


As directors appointed as a director on the list submitted by the class B shareholders

        -*
        -*
        -*

They hereby accept their mandate.
Their mandate will not be remunerated.

2) The number of statutory auditors is hereby fixed at one. The following is/are hereby appointed to the office of statutory auditor, for a term of office that expires immediately after the annual shareholders' meeting of 2000:

He hereby accept(s) his mandate.
The remuneration of the statutory auditor is hereby fixed at *.



OF WHICH THIS DEED.

Taken and passed on the date and at the place above mentioned. The persons appearing, present or represented as mentioned, have signed with Us, Notary.

APPENDIX 3



             AGREEMENT BY WHICH IS GRANTED A RIGHT  TO EXERCISE

                           A PROFESSIONAL ACTIVITY


Between the undersigned:

The limited liability company "Vlaamse Televisiemaatschappij N.V.", HAVING ITS STATUTORY office at Medialaan 1, 1800 Vilvoorde, represented by two directors on the one hand.

Hereinafter referred to as the grantor.

And

The limited liability company National TechTeam Europe N.V., having its statutory office at Medialaan 1, 1800 Vilvoorde, represented by two directors at the other hand.

Hereinafter referred to as the beneficiary.

THE FOLLOWING HAS BEEN AGREED

Article 1

The grantor will put at the disposal of the beneficiary up to 250 square meters of readily available office space located at Medialaan 1, 1800 Vilvoorde, which is accepted by the beneficiary.

Since this office space is a part of the building which is already used by the grantor and other beneficiaries, the beneficiary will not have an exclusive right of access, neither will it be entitled to any exclusive right of use. In this respect, the beneficiary will therefore have to comply with the directives of the grantor in relation to the opening hours and the way of access to the office space put at its disposal. Grantor in determining its directives have to take into account the working scheme of the beneficiary.

The grantor reserves its right to modify at any time the opening hours, as far as they are reasonable and do not endanger the purpose of the present agreement, i.e. granting the right to the beneficiary to execute its professional activities in the premises used by the grantor according to the working scheme of the beneficiary.

The beneficiary has the right to make use of the different facilities which are put at its disposal by the grantor, like reception, access to Belgacom network, telephone switch board, computers, meeting rooms, kitchen and restaurant, sanitary installations or any present or future installations which are common to the entire building.

Article 2

The present agreement is concluded for an unlimited period of time which enters into effect on August 1, 1996.

However, taking into account the special circumstances the beneficiary commits itself to leave the building within a period of 6 months as from the notification by registered letter from the grantor. He will restore the state of the building in its original condition.

Article 3

It is explicitly agreed that the present agreement is to be considered as a granting of a right to exercise a professional activity in a building as defined by article 18 Section 1, 6 degrees of the Belgian VAT-Code.

The present agreement is not a lease agreement nor a commercial lease and is by consequence not subjected to the application field of the Articles 1702 till 1762 of the Civil Code and the Law of April 30, 1951 relating to commercial leases.

Article 4

The amount of the consideration is fixed at 8.000 BEF, per square meter office space put at the disposal of the beneficiary, VAT not included, and is to be paid on a quarterly base within 60 days after the invoice date. The VAT at a rate of 21% is due pursuant to article 18 Section 1, 6 degrees of the Belgian VAT-Code.

The consideration is claimable by the only fact that the period has expired which constitutes a notice of default.

The parties agree that, should the services rendered be modified, the amount of the consideration can be modified at any time in mutual agreement

Article 5

All taxes, which are levied by the State, the province, the municipality or any public authority on the office space will remain at the charge of the grantor.

Article 6

All costs resulting from telephone connections will be charged to the beneficiary at real cost price.

Article 7

The costs of reparation and maintenance of the office space and the installations are at the charge of the grantor, except in case of personal liability of the beneficiary.

The grantor will also take care that the installations which are put at the disposal of the beneficiary are in good order.



However the beneficiary waives its right to hold the grantor liable for interruption in the supply of electricity, heating and other services mentioned in this agreement



Article 8

The beneficiary will only use the places and installations which were put at its disposal for its professional purposes and will in no case use the office space for other purposes.



The beneficiary commits himself to comply with the internal rules of the building (see annex 2), and to have its employees respect it. This implies that he will also respect the eventual modifications, to those internal rules made by the grantor in the interest of all users of the entire building.



Article 9

The grantor declares in his capacity as owner to have insured the premises and installations.

Article 10

The beneficiary may not transfer or put at the disposal of another company or a physical person, the spaces and installations put at its disposal.



Article 11

The beneficiary commits itself to respect the security orders as applicable for the grantor and other beneficiaries.

The beneficiary will grant permission of free access in the places put at its disposal to the maintenance and security staff of the grantor.



In case of dispute arising out of or in connection with the performance or interpretation of this agreement, only the Law Courts of Brussels are competent.

Drawn up at 26 July 1996 on
in two originals of which each party signs for receipt of one.

Signed on
in two originals, of which each party signs for receipt of one.


VTM                                    SIGNATURE
- ---                                    ---------

VTM N.V.
represented by Mr. Vic Haenen          Vic Haenen
                                       --------------------------

TechTeam
- --------

NATIONAL TECHTEAM EUROPE N.V.
represented by William F. Coyro Jr.    William F. Coyro, Jr.
                                       --------------------------

APPENDIX 4

SERVICE AGREEMENT BETWEEN PARATEL AND NATIONAL TECHTEAM EUROPE N.V.

BY AND BETWEEN:
PARATEL N.V., having its statutory office at Medialaan 1, 1800 Vilvoorde, Belgium, hereby validly represented by Mr. Johan Tielemans,



AND:
NATIONAL TECHTEAM EUROPE N.V., having its statutory office also at Medialaan 1, 1800 Vilvoorde, Belgium, hereby, validly represented by



1. Delivery of services

Paratel N.V. grants to National TechTeam Europe N.V. the right to make non-exclusive use of Paratel technology, including but not limited to interactive voice response services, advanced application development tools, voice digitalization, systems programming, access to Belgacom Network.


2. Consideration

National TechTeam Europe N.V. will as consideration for the delivery of services mentioned under article 1 pay the following fees:



for the period August 1996 - December 31, 1997
Programming resources:                     1,800 BEF  per hour, plus V.A.T.
Digitalization:                            1,800 BEF per hour,  plus V.A.T.
System Usage (IVR + Switch)                1.98 BEF per minute, plus V.A.T.
(billed in 6 second increments).

for the period as of January 1, 1998
highly qualified programming:              3,000 BEF per hour,  plus V.A.T.
resources
basic programming resources:               1,960 BEF per hour,  plus V.A.T.
System Usage (IVR + Switch)                market price
(billed in 6 second increments).


Signed on 26th of July 1996
in two originals, of which each party signs for receipt of one.



Paratel                                 SIGNATURE
- -------                                 ---------
PARATEL N.V.
represented by Johan Tielemans          Vic Haenen
                                        ----------------------------


TechTeam
- --------
NATIONAL TECHTEAM EUrOPE N.V.
represented by William F. Coyro, Jr.    William F. Coyro, Jr.
                                        ----------------------------

                                 BUSINESS PLAN
                         EUROPEAN CALL CENTER EXPANSION
                               NATIONAL TECHTEAM



                                    DRAFT #1
                                 JULY 8TH, 1996
                                  CREATED BY:
                                MICHAEL PETRENA
                                BUSINESS REVIEW

I.   TECHTEAM OF EUROPE-THE ENTITY



This joint venture will consist of a new company called TechTeam of Europe. It will be owned and capitalized in the following manner: 75% TechTeam and 25% Paratel. A board of directors will be created for this new venture and will consist of our members representing National TechTeam and ___________________ members representing Paratel. All other legal information regarding this agreement is encompassed in the operating agreement and contract for the new entity between NTT and Paratel.



STRENGTHS OF JOINT VENTURE PARTNERS:

Each owner in this joint venture brings certain strengths to this agreement and expects certain advantages out this venture. These include the following:



NTT Strengths: NTT brings strong management know how regarding the operation of call centers, from recruiting and training to ongoing delivery and improvement. They also have the capital available for a 75% capitalization capability of this new entity. NTT brings a strong customer base and reputation to the call center support market and is largely the reason for the continuation of the TechTeam name in Europe. Finally, NTT is heavily experienced in the "live agent" portion of call center support with a focus on high tech support. Finally, NTT can offer operations management in the short term to assist in the successful launch of this new venture. Finally, NTT can offer Paratel the opportunity to move up the value path to higher service offerings.



NTT Advantages: NTT can use this relationship as a lower risk vehicle to enter the European market and utilize expertise in the European market In addition, NTT can have the use of Paratel's existing switch equipment and VRU capabilities.



Paratel Strengths: Paratel brings a strong understanding of the Belgium and international marketplace, especially on the technical side, Paratel can offer the immediate ability to enter into the European market through site assistance (through VTM) and consultant assistance through existing Paratel management Paratel's owners, which include VTM and Belgacom, can offer a potential customer base to the entity. Finally, Paratel offers immediate infrastructure, including PBX & VRU access, technical support, purchasing support, line of credit, etc.



Paratel advantages: Paratel can offer a fuller product delivery capability through the ability to offer live agent response in addition to the their current VRU capabilities. In addition, Paratel can offer the entity strong telecom rates through their relationship with Belgacom and strong VRU capabilities through their current business offerings.

TECHTEAM EUROPE'S MISSION STATEMENT

To profitably deliver quality call center services that leverage the technology and management experience of Paratel and the experience in the U.S. of National TechTeam. These call center services will be delivered from Europe and marketed to organizations with European corporate and consumer requirements. TechTeam's objective is to earn 25% or higher ROE for it's partners.



The following is a structure of services offered by joint venture partner's to the entity on an ongoing basis:



                          TECHTEAM SERVICE STRUCTURE

           NTT              TECHTEAM OF EUROPE               PARATEL

                    1.  Training                         1. VRU
                    2.  Call Center Management           2. Sales
                    3.  Sales

TechTeam Europe (Belgium)
Vision Statement
Outline of April 26, 1996

Area of Focus                                Description                      Measure of Achievement
Characteristics of the Company               Revenues                          Year One: 2.9 million, Year Two: 11 million,
                                                                               Year three: million
                                             Employees                         Year One: 59 employees, Year Two: 131 employees,
                                                                               Year Three: 200 employees
                                             Structure                         Joint Venture with all operations, sales and
                                                                               administration centralized in Belgium.
                                             Focus of Operations               A robust supplier of call center services (all
                                                                               levels through marketing cycle-presale to postsale)
                                             Geographical Presence             Pan-European
                                             How to Accomplish Growth          Through aggressive focus on a premium customer base
                                             Customer Profile                  Major International & European Corporations

Driving Force                                Customer Focused                  Customers are surveyed annually
                                             Service Lines                     Humanistic and technological call handling
                                             Flexibility to expand/contract    Responding to market demands
                                             Strategic Alliances               Alliances meeting the following criteria:
                                             Partners                          Key joint venture partner
                                             Vendors                           Key customer partners
                                             Resellers                         Provide opportunity for European expansion
                                                                               Supports Call Center Services
                                                                               Provides opportunity & benefits to NTT/Paratel
                                                                               Products leverage NTT's Call Center capability and
                                                                               Parate technology

Customer Perception                          Call Center Solution Integrator   Customers consume call center services
                                             European capabilities             Extent of Pan-European geographical presence
                                             Provide Services that             Customer retention/increase with call center business
                                             improve customer
                                             competitiveness
                                             Core Competency                   Continued growth with current business and
                                                                               new business


Employees                                    Trained to service customer       Customer satisfaction with employee's services is
                                                                               measure conjunction with employees' performance
                                                                               evaluations
                                             Trained to functionally perform   Employees' performance is evaluated regularly
                                             their job Managers are trained    Managers' performance is evaluated regularly
                                             to manage Retention               Better than industry standards on a Pan-European
                                                                               basis
                                             Compensation                      Paid for performance
                                             Motivation                        Goal oriented
                                             Career Pathing/Employee           Internal transfers
                                             Development
                                             Employees' satisfaction           Employees are surveyed and have the ability to
                                                                               discuss go etc. at evaluation

Business Practice                            Continuous improvement of         Benchmark to exceed industry standards
                                             processes
                                             Technology as a cost effective    Benchmark to exceed competition
                                             weapon
                                             Quality program                   ISO-9000 Audits
                                             Cost Effectiveness                Benchmark against competition/industry

Financial Profile                            ROE
                                             Gross Margin Percentage
                                             Investment Recovery               Within 24 months of start of operation


II.  THE MARKET



SERVICE OFFERINGS DEFINITION (PRODUCTIZATION)



1. Post Sales Support (specifically technical support):

The delivery post-sale, installed user base software, hardware, networking and telecommunications infrastructure within the corporate small business and home user markets. National TechTeam has significant experience in the design, development and management of hardware and software support programs. The following is a partial list of products currently supported by NTT:



2. Order Processing

Management of inbound order processing and point of sale information processing services. This product/service as a pool of specialists/agents interfacing with customers using a homogenous trained skill set. Order processing covers a vast array of markets that encompass business to business and business to consumer point of sale and post sale order processing. NTT currently operates sophisticated remote host interfaced order processing with cash management systems that operate in both business to business and business to consumer markets.



3. Entitlement:

Inbound customer service handling that focuses on servicing the new and installed user base of the product marketer. Working with business-to-business and business to consumer product managers, this service will allow the customer management and integration of marketing within the customer service department.



4. Presales Support

Presales support consists of all information flow to the potential consumer base. This includes all questions from basic to highly technical. It also includes any information needed by the consumer before purchase (spec sheets, etc.).



5. Sales & Fulfillment

This formation will allow TechTeam to leverage into customer service operations within existing organizations, Pan European. As customer service becomes a more critical piece of brand equity and brand loyalty, entitlement will increasingly become more crucial in managing customer service costs.

THE FIVE FORCES MODEL-APPLIED TO THE EUROPEAN CALL CENTER MARKET

THREATS OF NEW ENTRANTS

The threat of new entrants into the call center market in Europe is high.
There are few barriers to entry. Since the European market is considered relatively immature, there is an expectation that more competitors will be continuously entering the market. However, it is expected that margins will be able to support such entry for a significant amount of time. Also, it is important that TechTeam be one of the first few to strongly enter this market and create a strong name in the European Market. A more in depth study of the competitive arena will be accomplished through a consultancy study in the next two months.

Currently, it is known that the following service bureaus have call centers in
Europe:

1.     McQueen (subsidiary of Adobe)
2.     Decision Group (owns Merit)
3.     Sykes (based in the Netherlands)

In addition to the aforementioned, the following are rumored to be entering the European call center market:

1. Stream
2. UC&L

This information needs more substantiation, but does indicate that major players are either in, or entering the European market.

BARGAINING POWER OF CUSTOMERS

Currently customers have very little bargaining power due to the lack of strong competitors currently in the market. Our focus markets often are in need of our expertise in customer support and our U.S. international customers are in need of our expertise in offering European support solutions. Therefore, we should expect higher margins during this time in the market life cycle. As stated earlier, however, we expect this to change fairly quickly, as more competitors (especially U.S. based competitors) enter the European market.

Another important item to note however, is the ability of the customer base to offer support solutions "in house" verses outsourcing. While not a major threat, it is relatively easy for customers to "in source", just not at the same efficiency or the same results as service bureaus such as TechTeam. TechTeam can offer both economies, technical expertise and call center expertise.

THREAT OF SUBSTITUTES

The threat of substitutes is very low. The tendency towards increased customer service will ensure a need for a support solution. One substitute that exists is a technical (VRU/IVR) and On line/Web services support solution. This would not be a problem for TechTeam, however, since we can support both of these substitute offerings. The next potential substitute is a knowledge base solution such as TechNet, which is a CD based support solution. Finally, documented solutions shipped with the support products can substitute for live agent support. The latter two are small and unlikely substitutes to effect this, however.

THREAT OF SUPPLIERS

The threat of suppliers is high. ACD companies and call center software companies could also enter the market with strong technical and call center efficiency knowledge. However, there has been very little of this to date, with these companies choosing to focus on their core competencies. Telecom companies, on the other hand, have the ability to enter this market. Due to the deregulation of this industry, competition is expected to increase. Telecommunications providers may look for higher profit margin alternatives to enhance their position. Belgacom, a partial owner of Paratel, may very well be utilizing their position to learn the call center business. They have many contacts through their current customer base and would be very aware of new entrants into this market or outsourcing bids.

LIFE CYCLE

Europe is just entering the growth portion of the market life cycle. It should be expected that this market will approach maturity much faster than the U.S., due to learning curves in the U.S. applied to Europe and the number of entires into the European market compared to the U.S.

SEGMENTS

More to be added here

POSITIONING

The obvious factors which make up the positioning of companies in this market are service/support level, quality and price. TechTeam of Europe should continue to position itself differently depending on which "product" it wishes to pursue. In post sales support for instance, TechTeam would tend toward a high service level, high quality and high price position (yet competitive). In entitlement, the more competitive environment caused by the level of support would indicate a more competitive pricing stance from TechTeam.


Note here that a study to attain more market information, including the position of competitors relative to us will be performed

PENETRATION

Penetration into the European Market is very low. In many countries, there is very little penetration for many reasons. One reason is the fact that toll free service is in it's infancy stages. The complication of "cross border" toll free calls has enhanced this state. Also, Europe culturally seems to be less customer service intensive, therefore needing less support services. Therefore, Europe should be viewed as a market with a high growth potential.

POLITICAL/LEGAL ENVIRONMENT

The political and legal environment in Europe is extremely complex. Specifically, tax laws and labor laws are very different from country to country. Deregulation of the telecommunications industry is an example of the dynamic legal environment as it applies to business. Paratel can act as a guide for operating in Belgium, but it is suggested that a consultant (Price Waterhouse) be hired to keep us apprised of the changes in each country we operate in on an ongoing basis.

III.     INFRASTRUCTURE

Infrastructure, from a technical persepctive, will include much of the advanced technolgy that we are in the process of incorporating in the U.S. When growth dictates, we will buy our own switch, very likely an Aspect switch verses the current Definety TechTeam is using at VTM's site. Call tracking will be installed as needed. TCS will very likely be implemented and will be especially important due to the dependance on super groups and the difficulty of scheduling multi-lingual projects. Other technolgy, such as Web access, etc. will very likely not be needed short term, since the penetyration of this technolgy is much lower in Europe, due largely to the smaller penetraion of personal computers and the cost assocvuiated with Web access from an end user perspective.

From a facuilities perspective, we have the ability to expand in small increments on VTM's site at a fairly reasonable rate (needs to be quantified). VTM has a large unbuilt area ready for call center expansion on the third floor of their site. After a certain techncian growth is reached, we will need to either build out this section or find suitable facilities elsewhere.

Finally, from a organizational chart persepctive, the proposed heirarchy is listed below:

                              TECHTEAM OF EUROPE

                                          Board

Marketing         Pro & Post             Operation
Director            Sales                 Director
                 consultancy

Sales        Sales        Technical      Program       Recruiting       Human      Accounting
Managers    Engineer                     Managers                      Resources

                                          Team
                                         Leaders

                                        Technicians






This organizatioanl chart represents a Director of Operations and a Director of Marketing which report directly to the board. Also, an account management person (defined as a pre and post sales support person) would report to the Director of Operations. This organization chart can change as the business needs suit, mimicking our U.S. plan where feasible and deviating where good European business practice dictates.

IV. THE PLAN
  In the short term, it is important to implement a "tactical" operations and sales and marketing plan to respond to the immediate market and business needs. The plan is encompassed in the following:

OPERATIONAL PLAN (SHORT TERM)

       a)       Management in Europe

                i) Hire a Marketing Manager-local manager with the responsibility to set and implement marketing tactics and be responsible or the sales staff.
                ii) Director-U.S. based for six months and mentor a local replacement. Also, will be responsible for putting in place line management infrastructure (Project Managers and Team Leaders).
                iii) Pre & Post Sales consultancy person (equivalent to a National Account Manager in U.S.)-Long term assignment for a U.S. based person knowledgeable of the "TechTeam way". Another option for this role would be a short term assignment for a U.S. person in Belgium, while a local person simultaneously has assignment in the U.S. to learn the TechTeam way. The latter seems more likely, since the pool o resources in the U.S. that would fit this role is limited.

                iv) Active directors committee (board). This group of six members should meet every two weeks and include Johan Tielemans, Mike Darby and four other members,


2.      TACTICAL SALES PLAN (SHORT TERM)

       a) Fill immediate need for up to two TechTeam Europe sales personnel, for focus on UK, Belgium and Corporate markets with headquarters and decision making in Europe.

       b) Define responsibility for a TechTeam sales representative in U.S. as a marketing focus and corporate interface for Corporate accounts headquarters in the U.S. who:

                i)    Expanding into Europe
                ii) Intending to offer call center service to a current European existence

SERVICE OFFERING

The service focus for the entity will start with the following:


1. POST SALES SUPPORT (SPECIFICALLY TECHNICAL SUPPORT):

National TechTeam has significant experience in the design, development and management of hardware and software support programs. The following is a partial list of products currently supported by NTT:

Objective: TechTeam will undoubtedly see at least 75% of new business in the first 12 calendar months of this sector. As the business matures this concentration will become reduced yet grows as the penetration of sales and marketing improves.

Conclusion: In the first 12 months of operations the company will obtain a minimum of 7 support contract. Each contract will have a minimum annual contract value of $500,000. The sale of technical support will be driven by non-dedicated (for the most part) and highly trained virtual technicians.

2.   ENTITLEMENT:

Objective:   Leverage the voice recognition that Paratel offers and the language capabilities of the live agent to maximize customer handling, firmographic and demographic information from the customer contact. This should account for at least 15% of the market share that the new company operates.

Conclusion: In the first twelve months of operations, TechTeam will manage over 5 million inquiries and route a like amount of calls to other in those service providers.


3. ORDER PROCESSING

NTT currently operates sophisticated remote host interfaced order processing with cash management systems that operate in both business to business and business to consumer markets.


Objective:   TechTeam will develop a standard service that incorporates
Interactive Voice Response, CTI, Internet and Live Agent Services to deliver a product management service solution. This service will operate with an open architecture that allows for a short application cycle of time and rapid expansion.

Conclusion: In the first 12 months of operations TechTeam will establish a 40 second order processing network dedicated to this product / service. This service will maximize the utilization of each agent and leverage the technology of Paratel and NTT.


4. IVR
It is assumed that approximately 10% of revenues will come from IVR technolgy.

SEGMENTATION & TARGETING


The intention is to focus on the following markets:

1. International customers for Pan-European applications (U.S. based)
2. United Kingdom
3. Belgium
4. International customers for Pan-European applications (Mostly
   London & Brussels based)

Specific industry targets will include the following:

1.  Telecommunications companies
2.  Financial Institutions
3.  VARs
4.  Government and EC institutions
5.  Automotive Industry
6.  Large multinationals
7.  High technology companies (software & hardware manufacturers)
8.  Others to be defined

MARKET STUDY FOCUS (to be accomplished in two months in order to create stronger long term strategic plan)

1. Market-total market potential in stated areas (identify growth, current size, etc.)
2. Competition-identify who currently exists, their market share and growth aspirations
3. Key operating efficiencies of competitiors (wage due to location, etc.)
4. Identify which companies are considering entering this market
5.   Market pricing & margin expectations
6.   Risks associated with a European strategy


V.   FINANCIAL SUMMARY

See three year business plan attached